Exhibit 99.1

Titanium Asset Management Corp.

Reports 2010 Second Quarter Results

Milwaukee, WI, August 12, 2010 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the second quarter ended June 30, 2010.

Highlights for the second quarter are as follows:

•	Managed and fee paying assets decreased by 1.3% from $9,490.2 million to $9,371.4 million during the second quarter of 2010 primarily reflecting decreases in equity asset values.

•	Average managed and fee paying assets of $9,430.8 million for the second quarter of 2010, an increase of 11.8% over $8,436.7 million for the same period last year.

•	Operating revenues of $5,691,000 for the second quarter of 2010, a 10.9% increase over operating revenues of $5,132,000 for the same period last year.

•
Adjusted EBITDA deficit of $549,000 for second quarter of 2010 compared to an Adjusted EBITDA deficit of $1,032,000 for the same period last year.  Excluding severance costs, the Adjusted EBITDA deficit was $156,000 for the second quarter of 2010.

•	Net loss of $816,000, or $0.04 per diluted common share, for the second quarter of 2010 compared to a net loss of $1,195,000, or $0.06 per diluted common share, for the second quarter of 2009.

Highlights for the first half of the year are as follows:

•	Average managed and fee paying assets of $9,369.5 million for the first half of 2010, an increase of 11.4% over $8,412.8 million for the same period last year.

•	Operating revenues of $11,242,000 for the first half of 2010, a 9.2% increase over operating revenues of $10,295,000 for the same period last year.

•
Adjusted EBITDA deficit of $1,239,000 for the first half of 2010 compared to an Adjusted EBITDA deficit of $2,027,000 for the same period last year.  Excluding severance costs, the Adjusted EBITDA deficit was $426,000 for the first half of 2010.

•	Net loss of $2,086,000, or $0.10 per diluted common share, for the first half of 2010 compared to a net loss of $2,736,000, or $0.13 per diluted common share, for the first half of 2009.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corporation said:

“In the second quarter we continued our positive momentum with our average managed assets for the second quarter of 2010 increasing 11.4% over the prior year average and with our average distributed assets increasing 15.5%. As a result, revenue in the second quarter of 2010 grew by $559,000, or approximately 10.9% over the same period in 2009.”

“While the equity markets have been quite volatile, the fixed income markets and our performance have been strong.  With this strong performance, we believe we are well positioned to gain significant new fixed income business over the second half of 2010. Our entry into real estate asset management continues to gain traction in the marketplace. We have won several investment mandates and frequently are seeing new opportunities to manage assets.”

“While we are back to growing our asset and revenue base, during the second quarter we further reduced our structural operating costs principally through additional staff reductions.  We continue to look for additional ways to reduce our structural costs and improve our operating leverage.”

“We are fortunate to have many talented people within all aspects of our business, and our number one challenge remains to empower them to generate excellent performance for our clients, and grow revenue and profits for our shareholders.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

Penrose Financial
Gay Collins/Laura Jakob	+44 20 7786 4882 or +44 7798 626282
titanium@penrose.co.uk

Assets Under Management

Our managed and fee paying assets totaled $9,371.4 million at June 30, 2010, an increase of 2.7% over the amount at  December 31, 2009, and an increase of 10.6% over the year ago amount.  The changes in managed and distributed assets over the three months ended June 30, 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at March 31, 2010	$8,498.1	$992.1	$9,490.2
Net inflows	(141.4)	18.4	(123.0)
Market value change	59.1	(54.9)	4.2
Balance at June 30, 2010	$8,415.8	$955.6	$9,371.4
Average assets under management	$8,457.0	$973.8	$9,430.8

Distributed assets are those managed by a hedge fund advisor on which we earn referral fees.  Net inflows (outflows) are a combination of new and lost accounts plus contributions and withdrawals from existing accounts.  Outflows for the three and six month periods ended June 30, 2010 include the elimination of approximately $100 million of advisory-only accounts whose fees are not asset-based.

The changes in managed in distributed assets over the six months ended June 30, 2010 were as follows:

	Managed Assets	Distributed Assets	Total
	(in millions)

Balance at December 31, 2009	$8,151.4	$974.9	$9,126.3
Net inflows	42.0	23.6	65.6
Market value change	222.4	(42.9)	179.5
Balance at June 30, 2010	$8,415.8	$955.6	$9,371.4
Average assets under management	$8,390.8	$978.7	$9,369.5

The increase in managed assets was driven by three factors: the stabilization of assets under management at our Sovereign Holdings subsidiary; new business mandates won; and strong positive returns in the fixed income markets. While we experienced withdrawals due to the cash needs of our clients, they moderated in the first quarter of 2010 compared to previous periods.

For the six months ended June 30, 2010, 66% of our managed and fee paying assets with defined performance benchmarks outperformed their respective benchmarks.

Our assets under management by major investment strategy were as follows:

	June 30, 2010		June 30, 2009
	(in millions)	% of total	(in millions)	% of total

Fixed income	$7,603.1	90.3%	$6,907.4	90.7%
Equity	697.6	8.3%	707.5	9.3%
Real estate	115.1	1.4%	-	0.0%
Balance at end of period	$8,415.8	100.0%	$7,614.9	100.0%

Our assets under management by broad client type were as follows:

	June 30, 2010		June 30, 2009
	(in millions)	% of total	(in millions)	% of total

Institutional	$7,061.0	83.9%	$5,913.7	77.7%
Retail	1,354.8	16.1%	1,701.2	22.3%
Balance at end of period	$8,415.8	100.0%	$7,614.9	100.0%

Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Average assets under management (in millions)	$8,547.0	$7,593.6	$8,390.8	$7,583.2
Average fee rate (basis points)	24	24	24	24

Operating revenue	$5,691,000	$5,132,000	$11,242,000	$10,295,000
Adjusted EBITDA deficit(1)	(549,000)	(1,032,000)	(1,239,000)	(2,027,000)
Operating loss	(1,220,000)	(2,261,000)	(2,805,000)	(4,325,000)
Net loss	(816,000)	(1,195,000)	(2,086,000)	(2,736,000)

Earnings per share:
Basic	$(0.04)	$(0.06)	$(0.10)	$(0.13)
Diluted	$(0.04)	$(0.06)	$(0.10)	$(0.13)

(1)
See the accompanying table on page 9 for a definition of Adjusted EBITDA, a non-GAAP financial measure.  The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our second quarter revenues increased $559,000, or 10.9%, relative to the first quarter of 2009 due to the increase in average assets under management.  The increase in average assets under management reflects asset gains from our participation in the TALF program and from our new real estate investment advisory business, as well as strong market returns for fixed income assets.  For the year to date periods, our 2010 revenues increased by $947,000, or 9.2%, relative to 2009 due to the increase in average assets under management.

Our Adjusted EBITDA deficit of $549,000 for the second quarter of 2010 includes $393,000 of severance costs.  Excluding severance costs, our Adjusted EBITDA deficit would have been $156,000, an improvement of $876,000 over the prior year amount.  The improvement reflects the 10.9% increase in revenues and a 9.7% decrease in administrative expenses, excluding severance costs.  Our administrative expenses, excluding severance costs, declined $608,000, as a result of the ongoing integration activities and reduced operating staff.  Since March 31, 2009, we have reduced our headcount from 97 to 81.

Our Adjusted EBITDA deficit of $1,239,000 for the first half of 2010 includes $813,000 of severance costs.  Excluding severance costs, our Adjusted EBITDA deficit would have been $426,000, an improvement of $1,600,000 over the prior year amount.  The improvement reflects the 9.2% increase in revenues and a 8.0% decrease in administrative expenses, excluding severance costs.  Our administrative expenses, excluding severance costs, declined $1,005,000, as a result of the ongoing integration activities and reduced operating staff.

Forward-looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of Titanium.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements.  Results may differ significantly due to market fluctuations that alter our assets under management; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder.  Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2010, is expected to be filed with the Securities and Exchange Commission on or before August 16, 2010. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

Titanium Asset Management Corp. Condensed Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,224,000	$4,773,000
Investments	9,987,000	12,549,000
Accounts receivable	3,894,000	5,030,000
Other current assets	948,000	1,162,000
Total current assets	16,053,000	23,514,000

Investments in affiliates	6,377,000	2,179,000
Property and equipment, net	386,000	427,000
Goodwill	28,147,000	28,147,000
Intangible assets, net	23,263,000	24,920,000
Total assets	$74,226,000	$79,187,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$229,000	$237,000
Acquisition payments due	-	1,746,000
Other current liabilities	2,710,000	3,504,000
Total current liabilities	2,939,000	5,487,000

Acquisition payments due	960,000	960,000
Total liabilities	3,899,000	6,447,000
Commitments and contingencies
Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20, 491,824 shares issued and outstanding at June 30, 2010 and 20,564,816 shares issued and outstanding at December 31, 2009	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,135,000	100,332,000
Accumulated deficit	(29,852,000)	(27,766,000)
Other comprehensive income	42,000	172,000
Total stockholders’ equity	70,327,000	72,740,000
Total liabilities and stockholders’ equity	$74,226,000	$79,187,000

Titanium Asset Management Corp. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Operating revenues	$5,691,000	$5,132,000	$11,242,000	$10,295,000

Operating expenses:
Administrative	6,082,000	6,297,000	12,389,000	12,581,000
Amortization of intangible assets	829,000	1,096,000	1,658,000	2,039,000
Total operating expenses	6,911,000	7,393,000	14,047,000	14,620,000
Operating loss	(1,220,000)	(2,261,000)	(2,805,000)	(4,325,000)

Other income
Interest income	76,000	114,000	164,000	234,000
Gain (loss) on investments	24,000	193,000	127,000	(188,000)
Income from equity investees	304,000	-	444,000	-
Interest expense	-	(15,000)	(16,000)	(29,000)
Loss before taxes	(816,000)	(1,969,000)	(2,086,000)	(4,308,000)

Income tax benefit	-	(774,000)	-	(1,572,000)

Net loss	$(816,000)	$(1,195,000)	$(2,086,000)	$(2,736,000)

Earnings (loss) per share
Basic	$(0.04)	$(0.06)	$(0.10)	$(0.13)
Diluted	$(0.04)	$(0.06)	$(0.10)	$(0.13)

Weighted average number of common shares outstanding:
Basic	20,694,693	20,546,490	20,698,074	20,546,490
Diluted	20,694,693	20,546,490	20,698,074	20,546,490

Titanium Asset Management Corp. Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities
Net loss	$(2,086,000)	$(2,736,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	1,658,000	2,039,000
Depreciation	46,000	54,000
Share compensation expense (credit)	(139,000)	205,000
Loss (gain) on investments	(127,000)	188,000
Income from equity investees	(444,000)	-
Accretion of acquisition payments	16,000	25,000
Deferred income taxes	-	(1,572,000)
Changes in assets and liabilities:
Decrease in accounts receivable	1,136,000	562,000
Decrease in other current assets	214,000	170,000
Decrease in accounts payable	(8,000)	(348,000)
Decrease in other current liabilities	(870,000)	(25,000)
Net cash used in operating activities	(604,000)	(1,438,000)

Cash flows from investing activities
Purchases of property and equipment	(6,000)	(121,000)
Purchases of investments	(8,874,000)	(8,437,000)
Sales and redemptions of investments	11,433,000	10,690,000
Investments in equity investees	(4,000,000)	-
Distributions from equity investees	246,000	-
Cash paid for acquisition of subsidiaries, net of cash acquired	(1,744,000)	(8,151,000)
Net cash used in investing activities	(2,945,000)	(6,019,000)

Net decrease in cash and cash equivalents	(3,549,000)	(7,457,000)

Cash and cash equivalents:
Beginning	4,773,000	18,753,000
Ending	$1,224,000	$11,296,000

Titanium Asset Management Corp. Reconciliation of Adjusted EBITDA (unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Operating loss	$(1,220,000)	$(2,261,000)	$(2,805,000)	$(4,325,000)

Amortization of intangible assets	829,000	1,096,000	1,658,000	2,039,000
Depreciation expense	23,000	26,000	46,000	54,000
Share compensation expense (credit)	(181,000)	107,000	(139,000)	205,000

Adjusted EBITDA deficit(1)	$(549,000)	$(1,032,000)	$(1,239,000)	$(2,027,000)

Notes:

(1)
Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense.  We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations.  Adjusted EBITDA, as we calculate it may not be consistent with computations made by other companies.  We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.